WORTHY FINANCIAL, INC.

FORM C-AR

ANNUAL REPORT

April 27, 2026

One Boca Commerce Center

551 NW 77 Street, Suite 206

Boca Raton, FL 33487

Phone: (561) 288-8467

www.worthy.us

THE COMPANY

Worthy Financial, Inc. was formed on February 24, 2016, as a Delaware corporation. Effective March 31, 2025, the Company transferred its state of incorporation from Delaware to Florida. We were organized to create a “Worthy Community,” focusing on peer financing and secured lending, which we were initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. For additional information on our company, please see the section entitled “The Company and Its Business.”

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission (the “SEC”) does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at www.worthy.us no later than 120 days after the end of each fiscal year covered by the report.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

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ABOUT THIS FORM C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other document are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

This Annual Report on Form C-AR is dated April 27, 2026 (the “Annual Report”).

When used herein, the terms “we,” “us,” “ours,” “Worthy Financial,” “WFI,” and the “Company” refer to Worthy Financial, Inc., a Florida corporation, together with our wholly-owned subsidiary Worthy Peer Capital, Inc., a Delaware corporation (“Worthy Peer Capital”), and its wholly-owned subsidiary Worthy Lending, LLC, a Delaware limited liability company (“Worthy Lending”), our wholly-owned subsidiary Worthy Peer Capital II, Inc. a Florida corporation (“Worthy Peer Capital II”) and its wholly-owned subsidiary Worthy Lending II, LLC, a Delaware limited liability company (“Worthy Lending II”), our wholly-owned subsidiary Worthy Community Bonds, Inc., a Florida corporation (“Worthy Community Bonds”), and its wholly-owned subsidiary Worthy Lending III, LLC, a Delaware limited liability company (“Worthy Lending III”), Worthy Property Bonds, Inc., a Florida corporation (“Worthy Property Bonds”) and its wholly-owned Subsidiary Worthy Lending V, LLC, a Delaware limited liability company (“Worthy Lending V”), Worthy Property Bonds 2, Inc., a Florida corporation (“Worthy Property Bonds 2”) and its wholly-owned Subsidiary Worthy Lending VI, LLC, a Delaware limited liability company (“Worthy Lending VI”) and our wholly-owned subsidiary Worthy Management, Inc. (“Worthy Management”), a Florida corporation. “Worthy Bonds” refers to bonds issued or to be issued by Worthy Peer Capital, Worthy Peer Capital II, Worthy Community Bonds, Worthy Property Bonds and Worthy Property Bonds 2.

The information which appears on, or is accessible through our websites at www.worthy.us and www.worthybonds.com, is not a part of and is not incorporated by reference into, this Annual Report.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this Annual Report. You should read this Annual Report and the other documents that we have filed with the SEC, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this Annual Report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this Annual Report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this Annual Report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Special Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, global pandemics such as the COVID-19 outbreak, acts of war, terrorism, and catastrophes.

Our borrowers are small businesses. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

We operate in a competitive market, which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market, which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services, which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

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Risks Related to Our Company

We have a history of losses, which we expect to continue.

The Company is currently not profitable. The Company expects that it will lose money in the foreseeable future, and we may not be able to achieve profitable operations. In order to achieve profitable operations, we will need the continuing sale of Worthy Bonds through Regulation A offerings conducted by our subsidiaries and effectively deploy the proceeds of the Worthy Bond offerings by making secured loans or other permissible investments that provide a sufficient return to pay the interest payments on the Worthy Bonds, fund our operating expenses and generate a net profit. The Company cannot be certain that its business will be successful or that it will generate significant revenues and become profitable. An investment in the Company is highly speculative, and no assurance can be given that the shareholders will realize any return on their investment or that they will not lose their entire investment.

There is substantial doubt about our ability to continue as a going concern.

During the years ended December 31, 2025 and 2024, the Company generated net losses of approximately $7,196,000 and $6,417,000, and had cash used in operations of approximately ($3,294,000) and ($2,465,000) for the years ended December 31, 2025, and 2024, respectively. The net losses incurred from inception have resulted in an accumulated deficit of approximately $45,221,000 at December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these consolidated financial statements. During 2026, the Company continues to incur losses. No assurances can be given that the Company will achieve success without seeking additional financing. There is no assurance additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We may need to raise additional capital.

We may have substantial future cash requirements but no assured financing source to meet such requirements. We do not presently generate sufficient revenues to pay the interest on the Worthy Bonds and fund our operating expenses. Our future capital requirements will depend on a number of factors, including our ability to generate sufficient “spread” between the interest rate on the Worthy Bonds and the interest our lending subsidiaries receive from loans and other permissible investments they make using proceeds received from the sale of Worthy Bonds. If adequate funds are not available, the Company may be required to delay or scale back its business plan.

We may experience losses on the loans we make or other permissible investments by our lending subsidiaries.

While the loans made and to be made by our lending subsidiaries are and are planned to be primarily secured by the assets of the borrowers, there is no assurance that general economic conditions or the specific business and financial condition of the borrower, will not result in loan defaults. In that event, we would incur the costs to foreclose on our secured interests and there are no assurances that the amount we may recover from the disposal of the assets will equal the amounts of the obligation and associated costs.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are satisfied by a total of 18 full-time employees, 1 contractor and 1 independent contractor who provides a substantial portion of their time to us. We will need to expand our employee base as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

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We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We operate in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	continue to sell Worthy Bonds;
●	expand the user base for the Worthy App and the Worthy Website;
●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our subsidiaries’ direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

Our subsidiaries make loans with the proceeds from the sale of bonds, however their lending history is limited.

Worthy Lending, the first lending subsidiary we established, made its first loan in September 2018 and, as of the date of this Annual Report, our lending subsidiaries have approximately 47 outstanding loans. Interest that our subsidiaries earn on the proceeds from their Regulation A offerings of bonds will not cover interest payments accruing on the bonds or the subsidiaries’ operating expenses. Accordingly, until such time as our subsidiaries are able to generate significant income from their loans and investments they will be required to utilize cash on hand and the net proceeds of their respective offerings to make the interest payments, which will reduce the amount of proceeds available to them to make loans.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds our subsidiaries, have available to make such payments, which may result in a delay in repayment or loss of investment to the bond holders.

Our subsidiaries will use their commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. Historically, each of Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds have set aside, and we expect Worthy Property Bonds and Worthy Property Bonds 2 will set aside, approximately 20% of the proceeds from their respective sales of Worthy Bonds in cash and cash equivalents. However, in the event there are more demands for repayment than available cash and cash equivalents on hand at a subsidiary, our subsidiaries may be required to (i) liquidate some of their respective publicly traded investments, loan portfolio, and other investments, (ii) seek commercial bank and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to the subsidiary, or (iii) seek capital contributions from the Company.

During the year ended December 31, 2025, Worthy Peer Capital, Worthy Peer Capital II, Worthy Community Bonds, Worthy Property Bonds and Worthy Property Bonds 2 had approximately $700, $106,000, $1,280,000, $15,423,000, and $12,856,000, respectively, in bond redemptions. In each case, the subsidiaries used cash and cash equivalents, liquidated publicly traded securities or liquidated loans to meet the redemption requests.

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In the event that subsidiaries cannot access the above sources of funds to honor repayments within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Worthy Bonds.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,269 of Worthy Peer Capital Bonds at December 31, 2025 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2025, Worthy Peer Capital had redeemed $42,188,710 of Worthy Peer Capital Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 5% until March 31, 2023, 5.5% effective April 1, 2023. $4,852,865 of Worthy Peer Capital II Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of December 31, 2025, Worthy Peer Capital II has redeemed $45,146,755 of Worthy Peer Capital II Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital II, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

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On April 30, 2025, Worthy Community Bonds, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including real estate loans and loans secured by purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Community Bonds, Inc.’s overall loan portfolio. As a result, Worthy Community Bonds, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 7% until January 2026, at which point it will revert back to 6.5%. $10,126,877 of Worthy Community Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Community Bonds, Inc. had redeemed $39,623,157 of Worthy Community Bonds. As of December 31, 2025, Worthy Community Bonds, Inc. has redeemed $39,824,696 of Worthy Community Bonds. Worthy Community Bonds, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

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Our subsidiaries rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, our subsidiaries rely on smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

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Our subsidiaries contract with third parties to provide services related to their online web lending and marketing, as well as systems that automate the servicing of their loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

If a significant portion of our subsidiaries’ loan portfolios are past due, it could impact their ability to service payments on Worthy Bonds, which could adversely affect our results of operations.

Our subsidiaries’ loans generally are structured as interest only for at least the first year of repayment, then begin paying interest and principal in later years with all principal being due at maturity. At December 31, 2025, the Company had 5 loans receivable past due and on non-accrual status, which were past due by more than 90 days. These loans have a principal balance of $6,099,843 and accrued interest receivable balance of $175,771 at December 31, 2025. If our subsidiaries are unable to collect interest and principal on such loans or if their past due loan receivables increase as a percentage of their portfolios, they will be required to utilize cash on hand and the net proceeds of their respective offerings to make the interest payments and redemptions on their Worthy Bonds, which will reduce the amount of proceeds available to them to make loans and could adversely affect our results of operations.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

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We are reliant on the efforts of our officers and directors.

We rely on our management team and need additional key personnel to grow our business; the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our officers and directors.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Sections 3(c)(5)(c), 3(c)(5)(A) and/or 3(c)(5)(B) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates.

We believe that Worthy Peer Capital, Worthy Peer Capital II, and Worthy Community Bonds fall within the exception to the definition of an investment company provided by Section 3(c)(5)(a) and/or Section 3(c)(5)(b) of the Investment Company Act of 1940 (the “Investment Company Act”). Section 3(c)(5)(a) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. Section 3(c)(5)(b) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent (not more than 45%) these subsidiaries may also make (i) secured loans to other borrowers, (ii) acquire mortgage or equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) and other types of loans and investments, provided the amount and nature of such loans does not cause them to lose their exemption from the registration requirements of the Investment Company Act. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(a) and/or 3(c)(5)(b), Worthy Peer Capital, Worthy Peer Capital II, and Worthy Community Bonds would be required to register as an investment company and be excluded from the Regulation A exemption from full registration of our bonds, which could materially and adversely affect our business.

We believe that Worthy Property Bonds and Worthy Property Bonds 2 fall within the exception to the definition of an investment company provided by section 3(c)(5)(c) of the Investment Company Act which provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring mortgages and other liens on an interest in real estate. If for any reason we fail to meet the requirements of the exemption provided by section 3(c)(5)(c), Worthy Property Bonds and Worthy Property Bonds 2 would be required to register as an investment company and be excluded from the Regulation A exemption from full registration of its bonds which could materially and adversely affect our business.

It is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

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If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Worthy Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) exemption of the Investment Company Act, for any Worthy Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments and the interest we pay to the holders of bonds. Due to fluctuations in interest rates, we may not be able to charge borrowers an interest rate sufficient for us to generate income, which could harm our planned business operations.

The Company is controlled by its officers and directors.

The Company’s officers and directors currently hold over 60% of the Company’s Common Stock. As a result, investors will not have the ability to control or influence a vote of the shareholders.

There is no public market for shares of our common stock, and none is expected to develop.

There is no formal marketplace for the resale of our common stock and the Company does not expect that such a market will develop in the near future. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

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THE COMPANY AND ITS BUSINESS

Overview

The Company was organized to create a “Worthy Community” to provide financial services initially targeted to millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program.

The Company was formed on February 24, 2016, as a Delaware corporation. Effective March 31, 2025, the Company transferred its state of incorporation from Delaware to Florida. Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 206, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. The information that appears on, or is accessible through our websites at www.worthybonds.com, www.joinworthy.us and www.worthylending.com is not a part of, and is not incorporated by reference into, this Annual Report

Corporate Organization

The diagram below illustrates our corporate organization and the ownership of our Company:

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc.
(2)	Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)

Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending III, LLC, Worthy Lending V, LLC, Worthy Lending VI, LLC respectively.

On January 30, 2026, Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., filed Certificates of Dissolution with the Secretaries of State of the States of Delaware and Florida, respectively, dissolving the companies, pursuant to applicable state law. The dissolution was approved unanimously by the board of directors and sole shareholder. Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., at the time of dissolution, had no assets, and therefore there will be no further distributions to their security holders. Both companies have filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

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Our Regulation A Offering

On October 14, 2020, we filed an Offering Statement on Form 1-A under SEC File No. 024-11341, as amended by Amendment No. 1 filed on November 15, 2020, Amendment No. 2 filed on December 23, 2020, Amendment No. 3 filed on January 22, 2021, Amendment No. 4 filed on February 12, 2021, and Amendment No. 5 filed on March 15, 2021, and Amendment No. 6 filed on May 25, 2021 for a public offering pursuant to Regulation A of $20,000,000 of our common stock (referred to herein as our “Planned Regulation A Offering”). As of the date of this Annual Report the Planned Regulation A Offering has been deemed abandoned by the Securities and Exchange Commission.

Worthy Financial, Inc. intended to sell its 100% equity interest in Worthy Property Bonds and Worthy Property Bonds 2 to WWI. (a related party through common ownership and management with additional shareholders and independent directors) for $30,000,000. The SPA dated December 10, 2023 was subject to an initial closing payment of $10,000,000. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI terminated the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

Worthy Fintech Platform

The Company has developed technology solutions, including the Worthy App and the Worthy Website, to facilitate the purchase of Worthy Bonds and to provide information to bond investors on their accounts. The Company, which is the sole owner of the technology underlying the Worthy App and the Worthy Website, received a license fee from its subsidiaries equal to $10 per active user on the Worthy Fintech Platform each year. “Active user” is defined as an individual that has registered with the Worthy Fintech Platform (providing an email address) and that has purchased at least one bond from a subsidiary. The Company had a verbal agreement with its subsidiaries, whereas WPC, WPC II, and WCB, each pay a license fee in the amount of $4.00 per registered user per year. A written agreement later replaced the verbal agreement in September of 2021. Effective April 1, 2024, senior management approved an exemption whereby WPC II was not required to pay license fees to the Company, with payments resuming in Q3 2025. In addition, WCB ceased payments beginning in Q3 2025, and WPC ceased payments effective Q4 2025. WPB and WPB 2 each pay a license fee in the amount of $5.00 per registered user per year. All amounts are eliminated in consolidation.

The fee is subject to periodic review and adjustment. We refer to these each as the “Worthy App,” the “Worthy Website” and together as the “Worthy Fintech Platform.” Monthly license fees paid by subsidiaries to the Company do not appear as revenues on the Company’s consolidated financial statements as they are eliminated in consolidation.

Worthy App

The Worthy App was designed to support the target market for our bonds, which we believe is approximately 74 million millennials, who spend more than $600 billion a year on products and services. The Worthy App seeks to provide an easy way for our target market to micro invest, including monetizing their debit card purchases, credit card purchases and other checking account transactions by “rounding up” each purchase to the next highest dollar until the “round up” reaches $10.00 at which time the user would purchase a $10.00 bond from our operating subsidiaries pursuant to an offering pursuant to Regulation A each (a “Worthy Bond offering”). The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in worthy bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

By accessing our websites at www.worthybonds.com and www.joinworthy.com, prospective investors in Worthy Bonds can create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bonds programs through our website:

●	Available Online Directly from Us. Users can purchase Worthy Bonds directly through our websites;
●	No Purchase Fees Charged. We have not charged any commission or fees to purchase Worthy Bonds through our websites. Purchasers may be charged a transaction fee if their method of payment requires us to incur an expense. The transaction fee is equal to the amount that we are charged by the payment processor. However, other financial intermediaries, if engaged by an investor, may separately charge investors commissions or fees;
●	Invest as Little as $10. Users are able to build ownership over time by making purchases as low as $10 of Worthy Bonds;
●	Flexible, Secure Payment Options. Users may purchase bonds through our websites either electronically or by wire transfer; and
●	View Your Portfolio Online. Users can view their investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

In addition to millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services into the benefits they provide to their hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

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Our Subsidiaries

Our business is primarily conducted through our operating subsidiaries, Worthy Community Bonds (“WCB”), Worthy Property Bonds (“WPB”), Worthy Property Bonds 2 (“WPB 2”), and their subsidiaries. Our most recent and current bond offering focuses on the use of proceeds for first mortgage real estate loans. Under our subsidiaries’ business models, we generate revenue through interest generated from each loan that we make.

Worthy Management has no business operations. Its purpose is to pay obligations such as rent and payroll allocable to our operating subsidiaries and Worthy Wealth, Inc., an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Each of our operating subsidiaries has entered into a management services agreement with Worthy Management under which each makes a monthly contribution to Worthy Management relating to its allocated share of such expenses.

Worthy Peer Capital and Worthy Lending

In January 2018 Worthy Peer Capital launched an offering pursuant to Regulation A under the Securities Act under the terms of an offering circular that was initially qualified by the SEC on January 4, 2018. On March 17, 2020, the offering was completed. From January 2018 through March 17, 2020, Worthy Peer Capital sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors. Notwithstanding the completion of the offering, Worthy Peer Capital inadvertently sold after March 17, 2020 $594,240 principal amount more in bonds than the maximum offering amount allowable under the offering statement due to a coding error as to redemption transactions in our software. As a result of the oversubscription, on March 25, 2020, Worthy Peer Capital rescinded the purchase and sale of the oversubscribed bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed bonds.

The Worthy Bonds sold by Worthy Peer Capital:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Peer Capital;
●	bear interest at 5.5% per annum effective April 1, 2023, compounded and credited to bondholders’ Worthy accounts;
●	have a term of three years, redeemable at the option of the bond holder for up to two additional three-year terms;
●	may be redeemed by the holder;
●	holders seeking to redeem more than $50,000 principal amount of bonds issued by Worthy Peer Capital must give 30 days prior written notice;
●	are subject to redemption by Worthy Peer Capital; and
●	are not payment dependent on any underlying small business loan.

The Worthy Bonds issued by Worthy Peer Capital were not dependent upon any particular loan and remain at all times the general obligations of Worthy Peer Capital. Proceeds from the sale of the Worthy Bonds were used to fund loans and, up to 5% for general corporate purposes.

Since Worthy Peer Capital has completed the foregoing offering, it may no longer offer interest reinvestment in Worthy Bonds under the auto-invest program to bondholders who selected this reinvestment feature as Worthy Peer Capital may not issue any more Worthy Bonds under the foregoing offering statement. As a result, Worthy Peer Capital pays interest on interest (compounded interest) and credits such interest to such bondholders’ accounts in accordance with the terms of the Worthy Bonds that it issued.

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Worthy Peer Capital’s Loan and Investment Portfolio

Beginning in September 2018, Worthy Peer Capital, through its subsidiary Worthy Lending, began deploying the net proceeds it had raised through its sale of Worthy Bonds by loaning funds directly to borrowers under loan agreements.

The loans to manufacturers, wholesalers and retailers ranged in size from approximately $150,000 to $5,000,000 and pay interest at varying rates ranging from 0.83% per month to 1.5% per month and some paid collateral management fees between 0.5% and 1% per month. Some of the loan agreements had customary loan origination fees, which had been netted against loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. The term of the loans ranged from two to three years, with no prepayment penalty and generally pay only interest with principal due at maturity. The loans were primarily secured by the assets of the borrowers. As of December 31, 2025, all outstanding loans of Worthy Lending, Inc. were held on the books of its parent company, Worthy Financial, Inc.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,269 of Worthy Peer Capital Bonds at December 31, 2025 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2025, Worthy Peer Capital had redeemed $42,188,710 of Worthy Peer Capital Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

Worthy Peer Capital II and Worthy Lending II

Our wholly-owned subsidiary Worthy Peer Capital II, completed an offering pursuant to Regulation A of its Worthy Bonds, which was qualified by the SEC on March 17, 2020. On October 1, 2020, Worthy Peer Capital II completed the offering and from March 17, 2020 through October 1, 2020, Worthy Peer Capital II sold approximately $50 million aggregate principal amount of its Worthy Bonds to 17,823 investors.

Worthy Peer Capital II, through Worthy Lending II implemented its business model. Worthy Peer Capital II’s business model was centered primarily around providing loans for small businesses including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, provided the amount and nature of such activities did not cause Worthy Peer Capital II to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Beginning in March of 2020, Worthy Peer Capital II, through its wholly owned subsidiary Worthy Lending II, began deploying the net Bond proceeds by loaning funds under loan agreements.

Worthy Bond Offering

The Worthy Bonds sold by Worthy Peer Capital II:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Peer Capital II;
●	bear interest at 5.5% per annum, compounded and credited to bondholders’ Worthy accounts;
●	have a three-year term, redeemable at the option of the bond holder for up to two additional three-year terms;
●	are redeemable at any time at the option of the holder;
●	holders seeking to redeem more than $50,000 principal amount of bonds issued by Worthy Peer Capital II must give 30 days prior written notice;
●	are subject to redemption by Worthy Peer Capital II at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

The Worthy Bonds issued by Worthy Peer Capital II were not dependent upon any particular loan and remain at all times the general obligations of Worthy Peer Capital II. Proceeds from the sale of the Worthy Bonds were used to fund loans and, up to 5% for general corporate purposes.

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Since Worthy Peer Capital II has completed the foregoing offering, it may no longer offer interest reinvestment in Worthy Bonds under the auto-invest program to bondholders who selected this reinvestment feature as Worthy Peer Capital II may not issue any more Worthy Bonds under the foregoing offering statement. As a result, Worthy Peer Capital II pays interest on interest (compounded interest) and credits such interest to such bondholders’ accounts in accordance with the terms of the Worthy Bonds that it issued.

Worthy Peer Capital II’s Loan and Investment Portfolio

The loans to small businesses, including loans to wholesalers and retailers range in size from $200,000 to $5,000,000 and pay interest at varying rates ranging from 1% to 1.5% per month. The term of the loans range from six months to three years and with no prepayment penalty and generally pay only interest with principal due at maturity. Our loans consist primarily of loans to small businesses and are secured by the assets of the borrowers, including inventory, equipment, accounts receivable, purchase order financing and real estate. As of December 31, 2025, all outstanding loans of Worthy Lending II, Inc. were held on the books of its parent company, Worthy Financial, Inc.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 5% until March 31, 2023, 5.5% effective April 1, 2023. $4,852,865 of Worthy Peer Capital II Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of December 31, 2025, Worthy Peer Capital II has redeemed $45,146,755 of Worthy Peer Capital II Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital II, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

Worthy Community Bonds and Worthy Lending III

Our wholly-owned subsidiary Worthy Community Bonds was formed on June 30, 2020. On September 29, 2020, Worthy Community Bonds commenced a public offering pursuant to Regulation A of $50 million aggregate principal amount of Worthy Community Bonds under its qualified Offering Statement. On February 26, 2021, Worthy Community Bonds completed the offering. From September 29, 2020 through February 26, 2021, Worthy Community Bonds sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors.

Worthy Community Bonds implemented its business model through Worthy Lending III. Worthy Community Bonds’ business model is centered primarily around providing loans for small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate, provided the amount and nature of such activities does not cause Worthy Community Bonds to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Worthy Bonds Offering

The Worthy Bonds sold by Worthy Community Bonds:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Community Bonds;
●	bear interest at 7% per annum effective November 2023 through January 2026 (reverting to 6.5% thereafter), compounded and credited to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by Worthy Community Bonds at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

The Worthy Bonds issued by Worthy Community Bonds are not dependent upon any particular loan and will remain at all times the general obligations of Worthy Community Bonds. Proceeds from the sale of the Worthy Bonds are being used to fund loans and, up to 5% for general corporate purposes.

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Since Worthy Community Bonds has completed the foregoing offering, it may no longer offer interest reinvestment in Worthy Community Bonds under the auto-invest program to bondholders who selected this reinvestment feature as Worthy Community Bonds may not issue any more Worthy Community Bonds under the foregoing offering statement. As a result, Worthy Community Bonds pays interest on interest (compounded interest) and credits such interest to such bondholders’ accounts in accordance with the terms of the Worthy Community Bonds that it issued.

Worthy Community Bonds and Worthy Lending III’s Loan and Investment Portfolio

The Company has 1 loan that is past the maturity date and is included in the past due loans noted in Note 6. The Company entered into an amendment and forbearance agreement as of December 31, 2021. This borrower’s loan balance was $4,200,952 and the allowance on this loan was $4,200,952 at December 31, 2025. As of December 31, 2025, the borrower is not in compliance with the terms of the amendment and forbearance agreement and the Company is in litigation with this borrower. In November of 2022, the Company filed for action pursuant to confession of judgement of the guarantor. In December of 2022, the Company filed proof of claim pursuant to Chapter 7 bankruptcy filed by the borrower. The Company has accounted for this loan as past due at December 31, 2025, and 2024. As of December 31, 2025, the litigation is ongoing.

On April 30, 2025, Worthy Community Bonds, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including real estate loans and loans secured by purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Community Bonds, Inc.’s overall loan portfolio. As a result, Worthy Community Bonds, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 7% until January 2026, at which point it will revert back to 6.5%. $10,126,877 of Worthy Community Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Community Bonds, Inc. had redeemed $39,623,157 of Worthy Community Bonds. As of December 31, 2025, Worthy Community Bonds, Inc. has redeemed $39,824,696 of Worthy Community Bonds. Worthy Community Bonds, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

Worthy Property Bonds and Worthy Lending V

Our wholly-owned subsidiary Worthy Property Bonds was formed in April of 2021. In October of 2022, Worthy Property Bonds commenced a public offering pursuant to Regulation A of $75 million aggregate principal amount of Worthy Property Bonds under its qualified Offering Statement. This Offering was completed on December 12, 2024.

Worthy Property Bonds is implementing its business model through Worthy Lending V. Worthy Property Bonds is an early-stage company. Worthy Property Bonds’ business model centers primarily around making, purchasing, or otherwise acquiring mortgages and other liens on or interests in real estate provided that such activities do not cause Worthy Property Bonds to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.”

Worthy Bonds Offering

The Worthy Bonds to be sold by Worthy Property Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Property Bonds;
●	bear interest at 7% per annum effective November 2023 through January 2026 (reverting to 6.5% thereafter, compounded and credited to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by Worthy Property Bonds at any time;
●	are not payment dependent on any underlying loan; and
●	are unsecured.

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The Worthy Bonds issued by Worthy Property Bonds will not be dependent upon any particular loan and will remain at all times the general obligations of Worthy Property Bonds. Proceeds from the sale of the Worthy Bonds will be used to fund loans and for general corporate purposes, including the costs of the offering being conducted by Worthy Property Bonds.

Worthy Property Bonds and Worthy Lending V’s Loan and Investment Portfolio

At December 31, 2025, Worthy Property Bonds was invested in real estate related loans. Each loan is secured by a first mortgage on the real estate. Each loan has a maturity date of 2 years. These loans pay interest at rates between 10% and 13.5% and are serviced by an outside, unrelated party.

Worthy Property Bonds 2 and Worthy Lending VI

Our wholly-owned subsidiary Worthy Property Bonds 2 was formed in February of 2023. In June of 2023, Worthy Property Bonds commenced a public offering pursuant to Regulation A of $75 million aggregate principal amount of Worthy Community Bonds under its qualified Offering Statement. Worthy Property Bonds has sold approximately $52,000,000 Bonds through April 27, 2026.

Worthy Property Bonds is implementing its business model through Worthy Lending VI. Worthy Property Bonds is an early-stage company. Worthy Property Bonds’ business model centers primarily around making, purchasing, or otherwise acquiring mortgages and other liens on or interests in real estate provided that such activities do not cause Worthy Property Bonds to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.”

Worthy Bonds Offering

The Worthy Bonds to be sold by Worthy Property Bonds 2:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Property Bonds;
●	bear interest at 7% per annum effective November 2023 through January 2026 (reverting to 6.5% thereafter), compounded and credited to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by Worthy Property Bonds at any time;
●	are not payment dependent on any underlying loan; and
●	are unsecured.

The Worthy Bonds issued by Worthy Property Bonds 2 will not be dependent upon any particular loan and will remain at all times the general obligations of Worthy Property Bonds 2. Proceeds from the sale of the Worthy Bonds will be used to fund loans and for general corporate purposes, including the costs of the offering being conducted by Worthy Property Bonds 2.

Worthy Property Bonds 2 and Worthy Lending VI’s Loan and Investment Portfolio

At December 31, 2025, Worthy Property Bonds was invested in real estate related loans. Each loan is secured by a first mortgage on the real estate. Each loan has a maturity date of 2 years. These loans pay interest at rates between 10.5% and 14.6% and are serviced by an outside, unrelated party.

Competitors and Industry

Industry

The survival and growth of small businesses depends on access to credit. Banks are the most common source of external credit for small businesses but given the current consolidation trend in U.S. banking, and the continued decline in the number of small banks, there have been significant negative effects on the availability of capital for U.S. companies.

According to a survey by the Small Business Administration, small business non-equity financing of all types amounted to over a trillion dollars. Worthy Financials’ lending subsidiaries are a part of this growing market.

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Competitors

We compete with other companies that lend to small businesses and real estate developers. These companies include traditional banks, a number of specialized financial providers (such as wholesalers who may offer supply financing/trade credit), and newer, technology-enabled lenders.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract customers more effectively than we do.

When new competitors look to enter our market, or when existing industry participants look to increase their market share, they sometimes reduce the pricing and credit terms common in that market, which could adversely affect our business. Our pricing and credit terms could decline if we make an effort to meet these competitive challenges. Further, to the extent that the fees we pay to our partners and borrower referral sources are not competitive with those paid by others, these partners and sources may move their business elsewhere, resulting in us originating less loans. The consequence of these competitive pressures could also cause us to reduce the interest rates we charge to our customers. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to our competitors:

We are part of the Worthy Community. The Worthy App and websites are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. We believe that the Worthy Fintech Platform provides for a savings and investing alternative for millennials as well as potential access to other products and services, which may appeal to millennials,

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business and real estate development lending market. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business and real estate developer loan program enables us to profitably participate in loans at these levels.

Marketing

Worthy Financial promotes its platform and mobile app through its own monthly newsletter (“Noteworthy”) where financial tips and articles are shared as well as highlights of Worthy employees and technology features. Worthy’s mobile app is also promoted via the Apple and Android app stores. Worthy Financial also build product awareness through its representatives speaking at national events such as financial and technology conferences; Our Worthy community members also refer others in their networks, such as friends and family members, to join the platform. Marketing for direct loans and participations through the Worthy Lending subsidiaries is conducting primarily by the management of the Company with professional and business advisers to growing companies. To a lesser extent marketing is done through Mailchimp emails and LinkedIn. The information available on, or accessible through, the foregoing website is not a part of this Annual Report and is not incorporated herein. Our operating subsidiaries market the Worthy Bonds primarily through digital media channels such as Facebook ads, publishers of financial blogs and through marketing partnerships with other financial service firms.

Strategy

Our strategy is to expand our network of online information, social networking, and institutional, (colleges and universities, charities, trade organizations, and employer) sources of introductions and referrals to our targeted users.

One of our primary goals at Worthy Financial for 2026 and beyond is to find additional ways to grow and bring value to our Worthy community members. We will do this through building out a community section on the Worthy Website and the Worthy App where we will offer financial educational resources, more opportunities for our members to be highlighted, as well as offer additional products and services of interest to them. This will also provide Worthy Financial an additional revenue stream as we can earn marketing fees as part of these product offerings.

Ultimately, our objective is to bring our members attractive deals on products and services that will complement their lifestyle, save as well as earn them money, and help them achieve their personal and financial goals.

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Governmental Regulation

The regulatory framework for nonbank lenders such as the Company is evolving and uncertain. We are affected by laws and regulations, and judicial interpretations of those laws and regulations, that apply to businesses in general, as well as to commercial lending. This includes a range of laws, regulations and standards that address information security, privacy, fair lending and anti-discrimination, fair sales/marketing practices, transparency, credit bureau reporting, anti-money laundering and sanctions screening, commercial lending, licensing and interest rates, among other things. Because we are not a bank and are engaged in commercial lending, we are not subject to certain of the laws and rules that only apply to banks and that has federal preemption over certain state laws and regulations.

On January 11, 2021, the Company received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by the Company that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, the Company and the Company’s operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. The examination was terminated without further action.

State Interest Rate Regulations

Although the federal government does not regulate the maximum interest rates that may be charged on commercial loan transactions, many states have enacted laws specifying the maximum legal interest rate at which loans can be made in their state. The loan agreements relating to loans that we originate are by their terms governed by Delaware law. Delaware does not have rate limitations on commercial loans of $100,000 or more or licensing requirements for commercial lenders making such loans. Our underwriting team and senior members of our credit risk team are headquartered in Boca Raton, Florida. Our direct commercial loan contracts are made in New York state. With respect to loans where we work with a partner, our partner may utilize the law of the jurisdiction applicable to the partner in connection with its commercial loans.

State Issuer-dealer Regulation

In order to conduct their Regulation A offerings of bonds, each of Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds has registered, as an issuer-dealer in the states of Florida, Texas, Arizona and North Dakota. The state of Florida requires issuer-dealers registered in the state to maintain a minimum net capital of $5,000, defined as total assets of an issuer, less total liabilities. Texas regulations require that issuer-dealers be solvent. The states may deny an issuer registration if they find a net capital deficiency, in the case of Florida, or that the issuer is not solvent, in the case of Texas.

Intellectual Property

The Company holds 2 registered trademarks, Worthy™, and I am Worthy™.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On September 3, 2021, the Company had an action filed against Worthy Lending, LLC in the Superior Court of Delaware (the “Delaware Action”). On December 25, 2023, Worthy Lending, LLC entered into a Settlement Agreement with the Company whereby the claim against Worthy was settled and dismissed. As part of the settlement, Worthy Lending, LLC’s claims against the borrower and its account debtors were assigned to Lenders Funding.

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The Company’s Property

We do not own real property and are currently leasing our offices in Boca Raton, Florida.

Employees

We have, through our wholly owned subsidiary, Worthy Management, 18 full-time employees, one contractor and one independent contractor who provides a substantial portion of his time to us. For the fiscal year ended December 31, 2025, the Company compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation			Total Compensation
Sally Outlaw	Chief Executive Officer	$275,000		$8,536	(1)	$283,536
Alan Jacobs	Chief Operating Officer	$339,000	$			$339,000
James Eichmann	Chief Technology Officer	$250,000	$			$250,000

(1)	Represents vehicle lease payments made on behalf of Ms. Outlaw.

The Company’s directors did not receive any compensation in connection with their directorships.

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THE TEAM

The executive officers and directors of the Company as of April 27, 2026 are listed below.

Name	Positions	Age	Term of Office	Approximate Hours per Week
Executive Officers

Sally Outlaw	Chief Executive Officer, President, Co-Founder	63	February 2016	40

Alan Jacobs	Executive Vice President, Chief Operating Officer	84	February 2016	40

Jungkun “Jang” Centofanti	Senior Vice President, Chief Administrative Officer, Secretary	58	January 2018	40

James Eichman	Chief Technology Officer	61	December 2019	40

Directors

Sally Outlaw	Director	63	February 2016	N/A

Alan Jacobs	Director	84	February 2016	N/A

Dara Albright	Director	56	February 2016	N/A

Douglas DeRosa	Director	69	August 2023	N/A

Sally Outlaw. Ms. Outlaw, a life-long entrepreneur who is passionate about opening up economic opportunity for all, has served as an officer and director of our Company since founding it in 2016. Ms. Outlaw is also an officer and/or director of WFI and all of its subsidiaries. From October 2010 to December 2015 she was the president of Peerbackers LLC, formerly a Registered Investment Advisor. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and held a series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs. Mr. Jacobs, who has more than 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies, has been an officer and director of our Company since 2016. Mr. Jacobs is also an officer and/or director of WFI and all of its subsidiaries. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University Law School in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

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Jungkun (“Jang”) Centofanti. Ms. Centofanti, who has more than 25 years of operational and management experience in a variety of consumer services industries including hospitality, banking and education, has been an officer of our Company since 2017. Ms. Centofanti has served as chief administrative officer and corporate secretary of WFI and all its subsidiaries. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

James Eichman. Mr. Eichmann joined Worthy in December 2019 and is responsible for all aspects of product development, IT and security. Prior to joining Worthy, he was with a fintech company, Billtrust, for 18 years where he held positions as CTO, Chief Data Officer and oversaw revenue-generating product lines. At Billtrust, he helped grow the billing and payments company to over 500 employees and $100 million in revenue while managing a team of 150 engineers across multiple product lines. He also built the security and compliance teams to focus on payment industry and ACH audits and requirements. Prior to Billtrust, Jim held a position as Executive VP of Research and Development at PayTrust, managing a 24 x 7 data center operation and a $20 million budget. Jim is a New Jersey CIO of the Year honoree and technology speaker at multiple New Jersey conferences. He has published articles addressing digital transformation and is a former board member for several technology organizations.

Dara Albright. Ms. Albright has been a director of our Company since 2016. A recognized speaker, writer and influencer on topics covering financial disruption, FinTech, RegTech, Digital/Crowd-Finance, she has been Chief Executive Officer of Dara Albright Media since 2011. Ms. Albright possesses a distinguished 28-year career in financial services encompassing IPO execution, investment banking, trading, corporate communications, financial conference production as well as institutional and retail sales. Ms. Albright presently serves on the board of Entoro Wealth, a boutique investment firm that provides customized risk-mitigated strategies for digital currencies. Ms. Albright received her B.A. in psychology from George Washington University in 1991.

Douglas DeRosa. Mr. DeRosa was elected to the Worthy Board of Directors in August, 2023. Mr. DeRosa is an experienced financial industry and Fintech entrepreneur and business development specialist. He is Co-Founder of Just Engine, a boutique agency specializing in strategic planning and business development, and Co-Founder of Trade the Chain, a cryptocurrency trading firm. Mr. DeRosa has more than 30 years of experience in investment management, digital trading, financial industry consulting and asset management. Mr. DeRosa holds a BA degree from the University of Delaware.

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Related Party Transactions

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our former Chief Financial Officer, who resigned as of January 28, 2022, is a minority shareholder and a secured guarantor. The loan commitment is up to $240,650, and $246,650 as of December 31, 2025 and December 31, 2024, respectively. The loan receivable paid interest at 18% per annum and has a 3-year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025. The $25,000 is reflected as a gain on sale of cost method investment in other income (expense) on the consolidated statements of operations and comprehensive loss, for the year ended December 31, 2020. This loan is in default, but a payment of $250,000 was received by the Company in January 2024. Another amendment to the agreement was made in January 2025 whereby the small business borrower has agreed to pay $500 beginning Jan 15, 2025, increasing to no less than $1,000 per month based on anticipated increase in income. If all monthly payments are made on time with none skipped or missed, a total of $147,000 will be accepted as settlement of the obligation of the Borrower.

The Company had a verbal agreement with its subsidiaries, whereas WPC, WPC II, and WCB, each pay a license fee in the amount of $4.00 per registered user per year. A written agreement later replaced the verbal agreement in September of 2021. Effective April 1, 2024, senior management approved an exemption whereby WPC II was not required to pay license fees to the Company, with payments resuming in Q3 2025. In addition, WCB ceased payments beginning in Q3 2025, and WPC ceased payments effective Q4 2025. WPB and WPB 2 each pay a license fee in the amount of $5.00 per registered user per year. All amounts are eliminated in consolidation.

Worthy Management provides certain management services and personnel to WPC, WPC II, WCB, WPB and WPB 2 pursuant to a management services agreement. Worthy Management passes through the expenses paid without charging any additional amounts. All amounts are eliminated in consolidation.

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OWNERSHIP AND CAPITAL STRUCTURES; RIGHTS OF THE SECURITIES

The following table sets forth the voting securities of the Company that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities as of April 27, 2026. As of April 27, 2026, there are 2,397,555 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 206, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw (1)	942,985	39.3%
Alan Jacobs (2)	414,533	17.3%
Jungkun (“Jang”) Centofanti (3)	196,235	8.2%
Dara Albright (4)(5)	46,667	1.9%
All WFI officers and directors as a group (five persons) (1)(2)(3)(4)(5)	1,600,421	66.48%
Pohlman Living Trust (6)	200,000	8.3%
Jack W. Richards and Susan Richards	380,712	15.9%

(1)	Includes 73,333 shares issuable upon the exercise of vested stock options.

(2)	Includes 73,333 shares issuable upon the exercise of vested stock options.

(3)	Includes 154,635 shares issuable upon the exercise of vested stock options.

(4)	Includes 26,667 shares issuable upon the exercise of vested stock options.

(5)	Non-executive member of WFI’s Board of Directors.

(6)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

Capital Stock

At the date of this Annual Report, Worthy Financials’ authorized capital stock consists of

●	10,000,000 shares of Common Stock, $0.0001 par value per share, and
●	2,000,000 shares of Preferred Stock, $0.0001 par value per share.

On December 22, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to implement a 2-for-1 forward stock split (the “Forward Stock Split”) of the Company’s issued and outstanding common stock, which became effective on December 22, 2020. Each one (1) share owned by a stockholder became two (2) shares of common stock, and the number of shares of the Company’s common stock issued and outstanding was increased proportionately based on the Forward Stock Split. The number of authorized shares was not adjusted.

All issued and outstanding share and per share amounts in the accompanying historical consolidated financial statements have been retroactively adjusted to reflect the effects of the Forward Stock Split.

No shares of Preferred Stock are issued and outstanding.

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Common Stock

Voting rights

The holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

Dividend rights

Subject to preferences that may be granted to any then outstanding shares of Preferred Stock, holder of shares of our Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distribution to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our Board of Directors from time to time based upon the results of our operations, our financial condition and any other factors that our Board of Directors considers relevant. Payment of dividends on our Common Stock may be restricted by law and by loan agreements, indentures and other transactions entered into by us from time to time. We have never paid a dividend on our Common Stock and we do not intend to pay dividends in the foreseeable future, which means that holders of Common Stock may not receive any return on their investment from dividends.

Rights to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock and any additional classes of Preferred Stock that we may designate in the future.

Rights and Preferences

Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

Preferred Stock

Our Board of Directors, without further shareholder approval, may issue Preferred Stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of Preferred Stock, which ranks senior to our Common Stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on classes of our Common Stock to be effective while any shares of Preferred Stock are outstanding.

Stock Option Plans

The 2018 Key Employee and Advisor Stock Option Plan allows for a maximum of 400,000 of shares of stock to be issued, subject to adjustment as set forth in the plan of a cumulative increase each January 1st through January 1, 2028 by a number of shares equal to the smaller of 3% of the number of shares issued and outstanding on the preceding December 31st, or an amount determined by the Board. As of December 31, 2025, 168,601 shares of our common stock remaining available for future stock option grants.

In February of 2020, the Company established the 2020 Key Employee and Advisor Stock Option Plan. The maximum number of shares of stock that may be issued under the plan is 400,000, subject to adjustment as set forth in the plan of a cumulative increase on January 1, 2021 and on each subsequent January 1st through January 1, 2030, by a number of shares equal to the smaller of 3% of the number of shares of stock issued and outstanding on the preceding December 31, or an amount determined by the Board. As of December 31, 2025, 393,834 shares of our common stock remain available for future stock option grants.

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Each plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any subsidiary’s employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors and consultants. Both plans are administered by the Stock Option Committee of our Board of Directors. The exercise price of options granted under the plans must be at least equal to the fair market value of our Common Stock at the time of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Options vest over a 3-year period subject to continued employment. The Stock Option Committee will determine the methods of payment for the exercise price of an option, which may include cash, shares or other property acceptable to the committee, as well as other types of consideration permitted by applicable law. If an individual’s service terminates other than due to the participant’s death or disability, the participant may exercise his or her option within 30 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within six months of termination, or such longer period of time as provided in his or her award agreement. However, in no event may an option be exercised after the expiration of its term. The Stock Option Committee does not use published criteria concerning number of options granted or formal performance formulas. Options are granted based on overall contribution as recommended by the Stock Option Committee and approved by the Board of Directors.

Convertible Notes

In January of 2017, the Company issued a convertible note payable to a shareholder in the amount of $25,000. The note bears interest at 9% and matured on January 17, 2019. In January of 2019, the Company issued 12,500 shares of common stock for the conversion of the $25,000 convertible note payable and 2,250 shares for the conversion of $4,500 in related accrued interest.

During the year ended December 31, 2018, the Company issued eight convertible notes payable in the aggregate amount of $400,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof (a) The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Lender to the Borrower of such failure; (b) The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, insolvency, adjustment of debt, receivership or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion valuation cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

During the year ended December 31, 2019, the Company issued six convertible notes payable in the amount of $310,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The default provisions for these notes are the same as those for 2018 discussed above. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

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During the year ended December 31, 2022, the Company paid back 2 convertible notes in the amount of $75,000 plus accrued interest of approximately $23,000. The Company modified these convertible notes by extending the maturity date to June 30, 2026 for the remaining convertible notes, subject to the noteholders right to demand payment any time after their original maturity date, and will continue to accrue interest until then. Per historical precedence, these loans were extended by notifying the borrowers that their loans were maturing a year later.

The convertible notes payable balance was $635,000 at December 31, 2025 and 2024, respectively. Accrued interest on convertible notes was approximately $407,000 and $350,000 as of December 31, 2025 and 2024.

What It Means to be a Minority Holder

A minority stockholder of shares of our common stock has a limited ability, if at all, to influence our policies and any other corporate matter, including the election of directors, changes to our corporate governance documents, additional issuances of securities, company repurchases of securities, a sale of the Company or the assets of the Company, or transactions with related parties.

Dilution

Investors should understand the potential for dilution. Each investor’s stake in the Company could be diluted due to the Company issuing additional shares of capital stock. In other words, when the Company issues more shares, the percentage of the Company that an investor owns will decrease, even though the value of the Company may increase. An investor will own a smaller piece of a larger company. The increases in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible notes, preferred shares or warrants) into common stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution with a reduction in the amount earned per share (although this typically occurs only if we offer dividend and most companies at our stage are unlikely to offer any dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most likely occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If an investor is making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control and earnings per share.

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FINANCIAL STATEMENTS AND FINANCIAL CONDITION; MATERIAL INDEBTEDNESS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and related notes included in this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report. Unless otherwise indicated, the latest results discussed below are as of December 31, 2025.

Overview

The Company was formed on February 24, 2016, as a Delaware corporation. Effective March 31, 2025, the Company transferred its state of incorporation from Delaware to Florida. Through our lending subsidiaries, the Company loans primarily to small business borrowers and real estate developers. We have offered and continue to offer Worthy Bonds in $10.00 increments directly through our website and app.

Our subsidiaries’ revenues and other income included revenue from interest and dividend income, as well as loan fees, which reflects the deployment of a portion of the net proceeds from the sale of Worthy Bonds to make loans and other permissible investments. Interest and dividends on investments represents interest the subsidiaries earn on investments and cash on deposit.

The Company does not receive any of its subsidiaries’ revenues, other than the monthly license fee paid by subsidiaries. All revenues received by subsidiaries are retained by the subsidiaries to fund their operations including bond redemptions. Monthly license fees paid by subsidiaries to the Company do not appear as revenues on the Company’s consolidated financial statements as they are eliminated in consolidation. Our subsidiaries do not pay dividends to Worthy Financial, nor do we anticipate that they will pay dividends for the foreseeable future.

Worthy Financial, Inc. intended to sell its 100% equity interest in Worthy Property Bonds and Worthy Property Bonds 2 to WWI. (a related party through common ownership and management with additional shareholders and independent directors) for $30,000,000. There was a Stock Purchase Agreement (“SPA”) dated December 10, 2023 subject to an initial closing payment of $10,000,000. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

A summary of the Company’s loan portfolio at December 31, 2025, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2025

Loans	$2,106,016	$4,200,952	$6,306,968	$25,994,875

Allowance for loan losses	$(2,068,891)	$(4,200,952)	$(6,269,843)	$(833,949)

Total Loans, net	$37,125	$-	$37,125	$25,160,926

Percentage of total outstanding loans receivable	33%	67%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-		100%

A summary of the Company’s loan portfolio at December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2024

Loans	$2,310,119	$4,200,952	$6,511,071	$33,635,875

Allowance for loan losses	$(2,242,446)	$(4,200,952)	$(6,443,398)	$(336,359)

Total Loans, net	$67,673	$-	$67,673	$33,299,516

Percentage of total outstanding loans receivable	35%	65%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-		100%

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Results of Operations

Year ended December 31, 2025 Compared to Year ended December 31, 2024

Operating Revenue

Interest on loans receivable

Total interest on loans receivable received by subsidiaries for the year ended December 31, 2025 (“Fiscal 2025”) was $3,556,424 and for the year ended December 31, 2024 (“Fiscal 2024”) was $4,347,721, a decrease of $791,297 from Fiscal 2024. This decrease was the direct result of our subsidiaries’ decreased loan activity in fiscal 2025.

Loan fee income

For the year ended December 31, 2025, loan fee income totaled $180 as compared to $390 for the year ended December 31, 2024, this $210 decrease was due to decreased loans earning fees in the fiscal year ended December 31, 2025 as compared to fiscal year ended December 31, 2024.

Cost of Revenue

Interest expense on bonds

Interest expense on bonds for the year ended December 31, 2025 was $6,034,349, a decrease of $231,543 from the year ended December 31, 2024. Interest expense on bonds for the year ended December 31, 2024, was $6,265,892. The decrease was the direct result of the decreased amount of bonds outstanding during the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Provision for loan losses

The provision (recovery) for loan losses for the year ended December 31, 2025, was $410,920, compared to ($279,123) for the year ended December 31, 2024, representing an increase of $690,043. This increase was primarily driven by a higher reserve recorded on one mortgage loan, reflecting an extended repayment timeline, lack of resolution, and increased credit risk.

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Operating Expenses

Our operating expenses for the year ended December 31, 2025 is $5,010,844 as compared to $5,610,477 for the year ended December 31, 2024, a decrease of $599,633 during 2025.

This net decrease is primarily attributable to the following; approximately $211,000 decrease in compensation and related expenses, approximately $352,000 decrease in general and administrative expenses and a decrease of approximately $37,000 in sales and marketing expenses. The decreases noted above are due to the Company now having a lower loan portfolio along with the addition of the Worthy Wealth companies sharing payroll and overhead expenses.

Other Income (Expenses)

Realized and Unrealized gains (losses) on investments, net

For the years ended December 31, 2025 and December 31, 2024 our net unrealized gains (losses), net on marketable securities net of gains were ($487,736) and ($17,541), respectively. This was primarily due to general market conditions. Realized gains (losses) on investments, net was $1,771 for the year ended December 31, 2025, as compared to ($7,852) for the year ended December 31, 2024, due to the fluctuating market conditions.

Interest expense

Interest expense on notes payable and convertible notes issued by Worthy Financial decreased to $57,944 for Fiscal 2025 from $58,103 for Fiscal 2024.

Interest and Dividends on Investments

Interest and Dividends on Investments for the year ended December 31, 2025 is $1,228,680 as compared to $992,200 for the year ended December 31, 2024, a $236,480 increase.

As a result of the foregoing, our net loss was $7,196,286 in Fiscal 2025 and $6,417,296 in Fiscal 2024. Until such time as we begin generating sufficient revenues, if ever, we expect to continue to report net losses.

If we expand we will need to hire more people to support additional administration and marketing needs. However, we are unable at this time to quantify these expected increases.

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Liquidity and Capital Resources

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,269 of Worthy Peer Capital Bonds at December 31, 2025 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2025, Worthy Peer Capital had redeemed $42,188,710 of Worthy Peer Capital Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 5% until March 31, 2023, 5.5% effective April 1, 2023. $4,852,865 of Worthy Peer Capital II Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of December 31, 2025, Worthy Peer Capital II has redeemed $45,146,755 of Worthy Peer Capital II Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital II, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On April 30, 2025, Worthy Community Bonds, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including real estate loans and loans secured by purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Community Bonds, Inc.’s overall loan portfolio. As a result, Worthy Community Bonds, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 7% until January 2026, at which point it will revert back to 6.5%. $10,126,877 of Worthy Community Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Community Bonds, Inc. had redeemed $39,623,157 of Worthy Community Bonds. As of December 31, 2025, Worthy Community Bonds, Inc. has redeemed $39,824,696 of Worthy Community Bonds. Worthy Community Bonds, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

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At December 31, 2025, we had total shareholders’ deficit of approximately $41,622,000 as compared to a total shareholders’ deficit of approximately $35,138,000 at December 31, 2024. Our total assets decreased at December 31, 2025 as compared to December 31, 2024 from $60,787,911 to $49,227,518. Our total liabilities decreased at December 31, 2025 as compared to December 31, 2024, from $95,925,807 to $90,849,222, respectively. We do not have any commitments for capital expenditures.

Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating subsidiary sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. The combination of interest payable on the bonds and operating expenses initially generate a working capital deficit.

To date, the working capital deficit has been funded by capital infusions to the Company through funds raised in a variety of equity, debt, and convertible debt financings.

Net cash used in operating activities for Fiscal 2025 was approximately $3,294,000, as compared to net cash used in operating activities of approximately $2,465,000 for Fiscal 2024. In both periods cash was used primarily to fund our losses, offset by the vesting of stock option expense, the increase in the provision for loan losses and the increase in accrued interest. Net cash used provided by investing activities was approximately $2,372,000 in Fiscal 2025, which represented primarily loans and mortgage loans made, offset by loan and mortgage loan principal pay downs and net purchases and sales of investments, as compared to net cash used in investing activities of approximately $2,088,000 in Fiscal 2024, representing similar uses as 2025. Net cash used in financing activities in Fiscal 2025 was approximately $7,500,000, which primarily represented bonds sold less redemptions as compared to approximately $1,293,000 of cash provided by financing activities in Fiscal 2024, which represented similar uses as 2025.

Going Concern and Management’s Plans

The Company is dependent upon proceeds from the sale of bonds and investments made with the proceeds of such sales for working capital, and has incurred operating losses since inception. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company, however, is not a party to any binding agreement for the sale of convertible debt and/or equity. If the Company cannot raise any additional short-term capital, the Company may consume all of its cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of the Company’s planned development, which could harm its business, financial condition and operating results. The consolidated balance sheet does not include any adjustment that may result from these uncertainties.

Indebtedness

Since inception, the Company has funded a portion of its operations through capital received from the issuance of convertible promissory notes and from the sale of Worthy Bonds.

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Convertible Notes Payable

In January of 2017, the Company issued a convertible note payable to a shareholder in the amount of $25,000. The note bears interest at 9% and matured on January 17, 2019. In January of 2019, the Company issued 12,500 shares of common stock for the conversion of the $25,000 convertible note payable and 2,250 shares for the conversion of $4,500 in related accrued interest.

During the year ended December 31, 2018, the Company issued eight convertible notes payable in the aggregate amount of $400,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof (a) The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Lender to the Borrower of such failure; (b) The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, insolvency, adjustment of debt, receivership or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion valuation cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

During the year ended December 31, 2019, the Company issued six convertible notes payable in the amount of $310,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The default provisions for these notes are the same as those for 2018 discussed above. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

During the year ended December 31, 2022, the Company paid back 2 convertible notes in the amount of $75,000 plus accrued interest of approximately $23,000. The Company modified these convertible notes by extending the maturity date to June 30, 2026 for the remaining convertible notes, subject to the noteholders right to demand payment any time after their original maturity date, and will continue to accrue interest until then. Per historical precedence, these loans were extended by notifying the borrowers that their loans were maturing a year later.

The convertible notes payable balance was $635,000 at December 31, 2025 and 2024, respectively. Accrued interest on convertible notes was approximately $407,000 and $350,000 as of December 31, 2025 and 2024.

Worthy Bonds

Through March 17, 2020, Worthy Peer Capital sold $49,999,980 principal amount of Worthy Bonds. As of December 31, 2025, the WPC had approximately $42,189,000 of redemptions. As of October 1, 2020, Worthy Peer Capital II sold a principal amount of $49,999,620 in Worthy Bonds. As of December 31, 2025, WPC II had approximately $45,147,000 of redemptions. Through February 26, 2021, Worthy Community Bonds sold a principal amount of $49,951,573 in Worthy Bonds. As of December 31, 2025, WCB had approximately $39,825,000 of redemptions. As of December 12, 2024, Worthy Property Bonds sold $74,999,236 principal amount in Worthy Bonds. As of December 31, 2025, WPB had approximately $49,281,000 of redemptions. Through December 31, 2024, Worthy Property Bonds 2 sold approximately $29,748,000 principal amount of Worthy Bonds. As of December 31, 2025, WPB 2 had approximately $24,990,000 of redemptions. Worthy Peer Capital and Worthy Peer Capital II accrues interest at 5.5% per annum and mature 3 years from the date of issuance. Worthy Community Bonds, Worthy Property Bonds and Worthy property Bonds 2 pay interest at 7% effective November 2023 through January 2026, at which point it will revert back to 6.5%, subject to our subsidiaries’ option to increase the interest rate up to an additional 1% per annum, and do not have a maturity date. The bonds are redeemable at the option of the bond holder, and in the case of bonds issued by Worthy Peer Capital, may be redeemed by the holder subject, at the option of Worthy Peer Capital, to a 1% redemption fee if redeemed within the first year after issuance. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. Worthy Financial does not directly or indirectly guarantee the indebtedness of any of its subsidiaries, nor do any of its subsidiaries guarantee Worthy Financials’ or other subsidiaries’ obligations.

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Common Stock Issuance

In April of 2020, 47,700 common shares were issued upon the cashless exercise of 106,000 stock options.

In August of 2020, the Company sold $312,530 of equity in a private placement to accredited investors pursuant to Regulation D. The equity was sold at $2.50 per share and proceeds were $312,500 for 125,000 common shares and 6,000 shares were issued for a nominal cash payment at $0.005 per share or $30 as part of the debt offering. The relative fair value of the 6,000 common shares was $12,500 which was recorded as equity resulting in a total of $12,530 recorded to equity for the 6,000 shares (see also Note 10, “Notes payable”).

In March of 2022, 25,421 common shares were issued upon the cashless exercise of 61,200 stock options. In April of 2023, 3,332 common shares were issued upon the cashless exercise of 11,668 stock options. 3,332 shares were issued in 2023 and 407,086 shares were cancelled in 2024.

Trend Information

Our business model continues to include loans to borrowers in secured real estate loans. In accordance with our asset-based loan business model, our loans are secured by assets of the borrowers including real estate.

The Company also has investments in debt and equity securities. Our investment policy requires liquidity and all investments are to be investment grade securities, unless pre-approved by the Company.

Exempt Offerings

The Company, including its Worthy Peer, Worthy Peer II, Worthy Community Bonds, Worthy Property Bonds and Worthy Properties Bonds 2 subsidiaries, has conducted/is conducting the following exempt offerings within the past three years:

Date of offering	Exemption Relied Upon	Securities Offered	Amount Sold	Use of Proceeds

January 2018 through April 15, 2019	Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act	9% convertible notes	$710,000	working capital

July 2018 through February 2019	Regulation Crowdfunding	common stock	$271,790	working capital

January 2018 through March 17, 2020	Regulation A of the Securities Act	Worthy Bonds issued by Worthy Peer	$50,000,000	loans, other permissible investments and working capital

July 2020 through August 2020	Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act	Common stock	$312,500	Expenses associated with WFI offering

March 17, 2020 through October 1, 2020	Regulation A of the Securities Act	Worthy II Bonds issued by Worthy Peer II	$50,000,000	loans, other permissible investments and working capital

September 29, 2020 through February 26, 2021	Regulation A of the Securities Act	Worthy Community Bonds	$50,000,000	loans, other permissible investments and working capital

October 30, 2022 through Present	Regulation A of the Securities Act	Worthy Property Bonds	$75,000,000	loans, other permissible investments and working capital

June 30, 2023 through Present	Regulation A of the Securities Act	Worthy Property Bonds 2	$38,000,000	loans, other permissible investments and working capital

36

Valuation

We have not received an independent third-party valuation of the Company. Our Board of Directors previously established a valuation of $5,920,530 for the Regulation CF Offering referred to above, based upon a reasonable increase from a June 2017 equity financing by an accredited investor at a valuation of approximately $3,730,000 before our Worthy App was developed, before Worthy Peer’s Regulation A offering of Worthy Bonds was qualified by the SEC and prior to the sale of any Worthy Bonds or the qualification by the SEC of Worthy Peer II’s Regulation A offering of Worthy II Bonds and Worthy Property Bonds or the sale of Worthy Community Bonds in the offering conducted by Worthy Community Bonds. We expect that our valuation has increased as our Worthy user base has increased, more Worthy Bonds are sold in conjunction with our Worthy Fintech Platform and more loans and investments are made. Our value will be based primarily on the increase of our user base and on the “spread” between the interest costs on the Worthy Bonds, Worthy II Bonds, Worthy Community Bonds, Worthy Property Bonds and Worthy Property Bonds 2, and our anticipated income on the loans we make using a portion of the bond proceeds. However, there can be no assurance that our valuation can increase as we expect, or at all.

REGULATORY INFORMATION

The Company is:

●	organized under, and subject to, the laws of a state or territory of the United States or of the District of Columbia;
●	not subject to the requirements to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
●	not an investment company registered or required to register under the Investment Company Act of 1940;
●	not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding; and
●	not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

37

The Company has not previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding.

Disqualification

Neither the Company nor any of its officers or directors is disqualified from relying on Regulation Crowdfunding.

Annual Report

The Company will file a report electronically with the SEC annually and post the report on its website no later than April 30 each year (or the following business day if April 30 falls on a Saturday, Sunday or holiday). Once posted, the Annual Report may be found on the Company’s website at www.worthy.us. The Company has not previously failed to comply with any ongoing reporting requirements of the SEC.

The Company must continue to comply with the ongoing reporting requirements until:

●	it is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
●	it has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
●	it has filed at least three annual report pursuant to Regulation Crowdfunding;
●	it or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or
●	it liquidates or dissolves its business in accordance with state law.

Compliance Failure

The Company has not previously failed to comply with the requirements of Regulation Crowdfunding.

38

Worthy Financial, Inc. and Subsidiaries

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Worthy Financial, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Financial, Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of its operations and comprehensive loss and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company had a net loss and cash used in operations of approximately $7,196,000 and $3,294,000, respectively, for the year ended December 31, 2025. The Company also had a shareholders’ deficit and an accumulated deficit of approximately $41,622,000 and $45,221,000, respectively, at December 31, 2025. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by on the critical audit matters or on the accounts or disclosures to which they relate.

Fair value of investments and (Allowance) Provision for loan losses & collectability of loans and mortgage loans receivable

As described within Note 3 in the header section entitled “Allowance for Credit Losses” and in Note 6 “Loans and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans, mortgage loans held for investment, and related interest receivables, net of the total related $7,321,392 allowance for mortgage and loan losses, was $25,622,485 at December 31, 2025. Loans and mortgage loans held for investment and related interest receivable balances are evaluated by management for collectability periodically and at year-end using various data inputs. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts owed to the Company.

We identified the valuation of the allowance of credit losses for the loans, mortgage loans, and related interest receivables as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the fair value of investments and allowance for credit losses to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, (d) testing compliance with terms of the borrower’s agreements; and (e) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the allowance for credit losses. Based on our procedures, we were in agreement with the Company’s ending allowance for credit losses as of December 31, 2025.

We have served as the Company’s auditor since 2022.

Coral Springs, Florida

April 27, 2026

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Worthy Financial, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2025 and 2024

	December 31,	December 31,
	2025	2024
ASSETS

Assets
Cash	$1,964,989	$10,386,870
Loans receivable held for investment, net of $6,269,843 and $6,443,398 reserve at December 31, 2025,and December 31, 2024	37,125	67,673
Mortgages loans held for investment, net of $833,949 and $336,359 reserve at December 31, 2025 and December 31, 2024	25,160,926	33,299,516
Investments	21,195,415	16,274,666
Interest and fees receivable, net of $217,600 and $375,643 reserve at December 31, 2025 and 2024	424,434	501,693
Due from related parties	267,741	-
Prepaid expenses	143,272	157,002
Right to use asset	12,000	80,418
Property and equipment, net	9,173	7,630
Security deposit	11,618	11,618
Intangible assets, net	825	825
TOTAL ASSETS	$49,227,518	$60,787,911

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Liabilities
Bond liabilities, net	$75,429,627	$82,929,835
Accounts payable	110,293	304,251
Accrued expenses	266,001	394,509
Accrued interest	14,396,301	11,581,794
Lease liability	12,000	80,418
Convertible notes payable	635,000	635,000
Total Liabilities	90,849,222	95,925,807

Commitments and contingencies (Note 11)

Shareholders’ Deficit
Preferred Stock, par value $0.0001, 2,000,000 shares authorized, and 0 shares issued and outstanding at December 31, 2025 and 2024	-	-
Common Stock, par value $0.0001, 10,000,000 shares authorized, 2,397,555 and 2,397,555 shares issued and outstanding at December 31, 2025 and 2024, respectively	239	239
Additional paid-in capital	3,638,139	2,872,553
Accumulated other comprehensive loss	(39,011)	14,097
Accumulated deficit	(45,221,071)	(38,024,785)
Total Shareholders’ Deficit	(41,621,704)	(35,137,896)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$49,227,518	$60,787,911

The accompanying notes are an integral part of these consolidated financial statements

F-3

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024

Operating Revenue
Interest	$3,556,424	$4,347,721
Loan fee income	180	390

Total operating revenue	3,556,604	4,348,111

Cost of Revenue
Interest expense on bonds	6,034,349	6,265,892
Provision (recovery) for loan losses	410,920	(279,123)

Total cost of revenue	6,445,269	5,986,769

Gross loss	(2,888,665)	(1,638,658)

Operating expenses
General and administrative expenses	1,727,097	2,078,808
Compensation and related expenses	2,879,919	3,091,085
Sales and marketing expenses	403,828	440,584

Total operating expenses	5,010,844	5,610,477

Other Income (Expense)
Other income	18,452	15,669
Interest income - related party	-	7,465
Interest expense	(57,944)	(58,103)
Interest and dividends on investments	1,228,680	992,200
Impairment of investment	-	(100,000)
Realized gains (losses) on investments, net	1,771	(7,852)
Unrealized losses on investments, net	(487,736)	(17,541)

Total other income	703,223	831,838

Net Loss	(7,196,286)	(6,417,297)

Other comprehensive income:
Unrealized loss on available for sale debt securities	(53,108)	$(6,325)
Comprehensive loss	$(7,249,394)	$(6,423,622)

Net loss per common share – basic and diluted	$(3.00)	$(2.52)
Weighted average number of shares outstanding – basic and diluted	2,397,555	2,550,352

The accompanying notes are an integral part of these consolidated financial statements

F-4

Worthy Financial Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2025 and 2024

	Common Shares	Common Stock, Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total

Balance at December 31, 2023	2,804,641	$279	$2,680,008	$20,422	$(31,607,488)	$(28,906,779)

Unrealized gain (loss) on available for sale debt securities	-	-	-	(6,325)	-	(6,325)

Vesting of stock options	-	-	486,637	-	-	486,637

Settlement of loans and interest receivable from related party by surrender of shares	(407,086)	(40)	(294,092)	-	-	(294,132)

Net loss	-	-	-	-	(6,417,297)	(6,417,297)

Balance at December 31, 2024	2,397,555	$239	$2,872,553	$14,097	$(38,024,785)	$(35,137,896)

Unrealized gain (loss) on available for sale debt securities	-	-	-	(53,108)	-	(53,108)

Vesting of stock options	-	-	765,586	-	-	765,586

Net loss	-	-	-	-	(7,196,286)	(7,196,286)

Balance at December 31, 2025	2,397,555	$239	$3,638,139	$(39,011)	$(45,221,071)	$(41,621,704)

The accompanying notes are an integral part of these consolidated financial statements

F-5

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024

Cash flows from operating activities:
Net loss	$(7,196,286)	$(6,417,297)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision (recovery) for loan loss	410,920	(279,123)
Unrealized gains on investments, net	487,736	17,541
Vesting of stock options	765,586	486,637
Impairment of investment	-	100,000
Realized losses on investments, net	(1,771)	7,852
Depreciation and amortization expense	4,422	6,700
Changes in working capital items:
Prepaid expense	13,732	(124,405)
Interest and fees receivable	(2,278)	(210,360)
Interest receivable - related party	-	(7,465)
Accrued interest	2,814,507	3,806,207
Accrued expenses	(128,507)	(22,924)
Due from related parties	(267,741)	-
Accounts payable	(193,960)	171,960

Net cash used in operating activities	(3,293,640)	(2,464,677)

Cash flows from investing activities:
Purchase of investments	(13,091,133)	(15,495,433)
Sale of investments	7,631,311	13,147,148
Loans receivable disbursements	(10,833,452)	(22,939,532)
Loans receivable pay downs	18,671,206	23,205,362
Purchase of property and equipment	(5,965)	(5,727)

Net cash provided by (used in) investing activities	2,371,967	(2,088,182)

Cash flows from financing activities:
Proceeds from bonds	22,165,350	34,969,021
Redemption of bonds	(29,665,558)	(33,675,770)

Net cash (used in) provided by financing activities	(7,500,208)	1,293,251

Net change in cash	(8,421,881)	(3,259,608)

Beginning cash	10,386,870	13,646,478

Ending cash	$1,964,989	$10,386,870

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$3,277,784	$2,488,268
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Settlement of loans and interest receivable from related party by surrender of shares	-	$294,132
Unrealized gains (losses) on available for sale debt securities	$(53,108)	$(6,325)

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Financial, Inc., a Delaware corporation, (the “Company,” “WFI”, “we,” or “us”) was founded on February 24, 2016. Effective March 31, 2025, the Company transferred its state of incorporation from Delaware to Florida. Through our lending subsidiaries, the Company makes secured loans mainly to small business and real estate developer borrowers. Our subsidiaries sell Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy website via computer or the Worthy App., to fund our loans to small business and real estate developer borrowers. We own a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds.

The Company’s year-end is December 31st.

On August 27, 2018, the Company through its wholly owned subsidiary Worthy Peer Capital, Inc., (“WPC”) organized Worthy Lending, LLC, (“WL”) a Delaware limited liability company, as a wholly owned subsidiary.

On October 28, 2019, the Company incorporated Worthy Management, Inc., (‘WM”) a Florida corporation, as a wholly owned subsidiary.

On October 28, 2019, the Company incorporated Worthy Peer Capital II, Inc., (“WPC II”) a Florida corporation, as a wholly owned subsidiary. Also, on October 28, 2019, the Company through its subsidiary WPC II organized Worthy Lending II, LLC, (“WL II”) a Delaware limited liability company, as a wholly owned subsidiary.

Refer to Note 16 for information regarding the dissolution of WPC, WPC II, and their respective subsidiaries.

On June 30, 2020, the Company incorporated Worthy Community Bonds, Inc., (“WCB”) a Florida corporation, as a wholly owned subsidiary. Also, on June 30, 2020, the Company through its subsidiary WCB organized Worthy Lending III, LLC, (“WL III”) a Delaware limited liability company, as a wholly owned subsidiary.

On April 9, 2021, the Company incorporated a new wholly owned subsidiary, Worthy Property Bonds, Inc., (“WPB”) as a Florida corporation and its wholly owned subsidiary, Worthy Lending V, LLC as a Delaware limited liability company.

On February 3, 2023, the Company incorporated a new wholly owned subsidiary, Worthy Property Bonds 2, Inc., (“WPB2”) as a Florida corporation and its wholly-owned subsidiary, Worthy Lending VI, LLC, a Delaware limited liability company.

NOTE 2. GOING CONCERN

During the years ended December 31, 2025 and 2024, the Company generated net losses of approximately $7,196,000 and $6,417,000, and had cash used in operations of approximately ($3,294,000) and ($2,465,000) for the years ended December 31, 2025 and 2024, respectively. The net losses incurred from inception have resulted in an accumulated deficit of approximately $45,221,000 at December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these consolidated financial statements. During 2026, the Company continues to incur losses. No assurances can be given that the Company will achieve success without seeking additional financing. There is no assurance additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-7

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

In response to the losses incurred from inception, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $1,965,000 at December 31, 2025. This cash was obtained primarily through the sale of common stock and convertible promissory notes, through the sale of our Worthy Bonds and from collections of interest and dividends on our outstanding loans and investments.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,269 of Worthy Peer Capital Bonds at December 31, 2025 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2025, Worthy Peer Capital had redeemed $42,188,710 of Worthy Peer Capital Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 5% until March 31, 2023, 5.5% effective April 1, 2023. $4,852,865 of Worthy Peer Capital II Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of December 31, 2025, Worthy Peer Capital II has redeemed $45,146,755 of Worthy Peer Capital II Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital II, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On April 30, 2025, Worthy Community Bonds, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including real estate loans and loans secured by purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Community Bonds, Inc.’s overall loan portfolio. As a result, Worthy Community Bonds, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 7% until January 2026, at which point it will revert back to 6.5%. $10,126,877 of Worthy Community Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Community Bonds, Inc. had redeemed $39,623,157 of Worthy Community Bonds. As of December 31, 2025, Worthy Community Bonds, Inc. has redeemed $39,824,696 of Worthy Community Bonds. Worthy Community Bonds, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Worthy Wealth, Inc. “WWI”, an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

F-8

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

No assurances can be given that the Company will achieve success without seeking additional financing. There is no assurance additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, Worthy Management, Inc., Worthy Peer Capital, Inc. and its wholly owned subsidiary Worthy Lending, LLC, Worthy Peer Capital II, Inc. and its wholly owned subsidiary Worthy Lending II, LLC., Worthy Community Bonds, Inc. and its wholly owned subsidiary Worthy Lending III, LLC, Worthy Property Bonds, Inc. and its wholly owned subsidiary Worthy Lending V, LLC, Worthy Property Bonds 2, Inc. and its wholly owned subsidiary Worthy Lending VI, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, other receivables, due from related parties, valuation of investments held, the estimate of the fair value of the lease liability and related right of use assets, estimate of our internal labor based loan origination costs, valuation of share based payments and estimates of the valuation allowance on deferred tax assets.

F-9

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, investments, other receivables, due from related parties, accounts payable, notes payable, accrued expenses, accrued to the short-term maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

F-10

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair value measurements at the end of the reporting period using

	December 31, 2025	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Available for sale debt securities
Treasury Bills	$19,888,110	$19,888,110	$-	$-
US Government Bonds	690,810	690,810	-	-
Certificates of Deposit	557,735	557,735	-	-
Asset Backed Securities	45,760	45,760	-	-
Mutual Funds	13,000	13,000
Total available for sale securities	21,195,415	21,195,415	-	-

Total recurring fair value measurements	$21,195,415	$21,195,415	$-	$-

Fair value measurements at the end of the reporting period using

	December 31, 2024	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Available for sale debt securities
Treasury Bills	$8,910,103	$8,910,103	$-	$-
US Government Bonds	6,699,636	6,699,636	-	-
Certificates of Deposit	500,025	500,025
Asset Backed Securities	134,302	134,302	-	-
Total available for sale securities	16,244,066	16,244,066	-	-

Total recurring fair value measurements	$16,244,066	$16,244,066	$-	$-

F-11

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Investments

On January 1, 2018, the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies certain of its debt instruments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least one year and (ii) the contractual maturity date of the investments is greater than one year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statements of operations and comprehensive loss on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations and comprehensive loss if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 10% and 14.6% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

F-12

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Loan Origination Fees and Cost

Loan fees when applicable are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred as deferred revenue to be recognized as loan fee revenue over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, collateral management and employees’ compensation directly related to the loan.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the credit worthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition, including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amended the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

F-13

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fee income in our consolidated statements of operations and comprehensive loss.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the consolidated statements of operations and comprehensive loss.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the year-ended December 31, 2025. We had one impaired equity investment as of December 31, 2024.

Intangible Assets

Software Costs

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining computer software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use computer software. Capitalized software costs are included in intangible assets on our consolidated balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which is 5 years.

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Indefinite life assets not subject to amortization are tested for impairment at least annually.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

F-14

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

The Company’s tax returns for the years 2022 through 2025 remain subject to potential examination by taxing authorities.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company has $635,000 of convertible notes payable that are convertible into approximately 387,000 common shares at December 31, 2025 and approximately $406,000 of accrued interest related to the convertible notes payable that are convertible into approximately 387,000 common shares at December 31, 2025 and $635,000 of convertible notes that are convertible into approximately 387,000 shares at December 31, 2024 and approximately $350,000 of accrued interest related to the convertible notes payable that are convertible into approximately 177,000 common shares at December 31, 2024. The Company has 1,020,238 stock options outstanding at December 31, 2025, and 2024, respectively. These are not presented in the consolidated statements of operations and comprehensive loss as the effect of these shares are anti- dilutive.

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values.

ASC 718-10 is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 in fiscal year 2024.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

F-15

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheets which consist of securities held at fair value or at original cost basis. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy aims to limit the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The following is a summary of the investments as of December 31, 2025:

	Cost	Unrealized Gain (Loss)	Accumulated impairment	Fair Value	Percentage of Total
Available for Sale - Debt Securities
Treasury Bills	19,927,960	(39,850)	-	19,888,110	93.83%
US Government Bonds	691,171	(361)	-	690,810	3.26%
Certificates of Deposit	557,469	266	-	557,735	2.63%
Asset Backed Securities	44,826	934	-	45,760	0.22%
Mutual Funds	13,000	-	-	13,000	0.06%
Total Investments	$21,234,426	$(39,011)	$-	$21,195,415	100.00%

The Company holds certain non-marketable investments accounted for at cost. The eREIT investment in the below table is a public, non-traded equity REIT that invests in small-cap commercial real estate projects. The Company owns shares in the limited liability companies that hold the real estate projects, and the investments target different mandates including, growth, income, and geographic strategies. The REIT investment in the below table is in a multi-housing equity REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects). The Company also through another company platform fractionally invests in unsecured limited recourse obligations, which are used by the issuer of these obligations to make secured real estate loans.

The Company had one impaired equity investment of $100,000 as of December 21, 2024.

The following is a summary of the investments as of December 31, 2024:

	Cost	Unrealized Gain (Loss)	Accumulated impairment	Fair Value	Percentage of Total
Equity Securities
eREIT	$100,000	$-	$(100,000)	$-	0.00%
Available for Sale - Debt Securities
Treasury Bills	8,897,743	12,360	-	8,910,103	54.74%
US Government Bonds	6,697,477	2,159	-	6,699,636	41.17%
Certificates of Deposit	499,965	60	-	500,025	3.07%
Asset Backed Securities	134,784	(482)	-	134,302	0.83%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations	30,600	-	-	30,600	0.19%
Total Investments	$16,360,569	$14,097	$(100,000)	$16,274,666	100.00%

F-16

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 6. LOANS AND MORTGAGE LOANS HELD FOR INVESTMENT

The Company, through its wholly owned lending subsidiaries loans funds directly to borrowers and through originators under loan agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 10% and 18% annually and collateral management fees ranging from 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally range from six months to three years, with no prepayment penalty and generally pay interest only until maturity. The Company has 5 loans that are past their maturity date and are included in the past due loans noted below. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales. The Company entered into an amendment and forbearance agreement with one of its borrowers, as of December 31, 2021. This borrower’s loan balance was $4,200,952 and the allowance on this loan was $4,200,952 at December 31, 2025. The amendment and forbearance agreement provides for the Company to not declare an event of default, as the borrower missed payments, prior to the amended agreement. The agreement also provides that the Company receives principal pay downs of approximately $29,000 per week, on a scheduled basis, that we receive interest payments that we were originally entitled to and we will also receive penalty interest at the end of the term of the agreement. As of December 31, 2025, the borrower is not in compliance with the terms of the amendment and forbearance agreement and the Company is in litigation with this borrower. In November of 2022, the Company filed for action pursuant to confession of judgement of the guarantor. In December of 2022, the Company filed proof of claim pursuant to Chapter 7 bankruptcy filed by the borrower. The Company has accounted for this loan as past due at December 31, 2025, and 2024. As of December 31, 2025, the litigation is ongoing.

Each mortgage loan is secured by a mortgage in the real estate, which is located in the State of Florida. Each loan has a maturity date ranging from 2 to 4 years and matures on various dates ranging between September of 2025 and October of 2027. These loans pay interest at rates between 10% and 14.6% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status at December 31, 2025 and 2024.

The accrued interest receivable had a net balance of approximately $424,000 and $502,000 at December 31, 2025 and December 31, 2024, respectively.

F-17

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

A summary of the Company’s loan portfolio at December 31, 2025, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2025

Loans	$2,106,016	$4,200,952	$6,306,968	$25,994,875

Allowance for loan losses	$(2,068,891)	$(4,200,952)	$(6,269,843)	$(833,949)

Total Loans, net	$37,125	$-	$37,125	$25,160,926

Percentage of total outstanding loans receivable	33%	67%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-		100%

A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2024

Loans	$2,310,119	$4,200,952	$6,511,071	$33,635,875

Allowance for loan losses	$(2,242,446)	$(4,200,952)	$(6,443,398)	$(336,359)

Total Loans, net	$67,673	$-	$67,673	$33,299,516

Percentage of total outstanding loans receivable	35%	65%		-

Percentage of total outstanding Mortgage loans receivable	-	-		100%

F-18

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

A summary of the Company’s loan loss allowance as of December 31, 2025, are as follows:

	Balance at December 31, 2024	Write Off	Provision (recovery) for Loan Loss	Balance at December 31, 2025

Loan Receivable Allowance	$6,443,398	$(7,348)	$(166,207)	$6,269,843

Mortgage Receivable Allowance	$336,359	$-	$497,590	$833,949

Interest Receivable Allowance	$375,643	$(237,580)	$79,537	$217,600

Total	$7,155,400	$(244,928)	$410,920	$7,321,392

A summary of the Company’s loan loss allowance as of December 31, 2024, are as follows:

	Balance at December 31, 2023	Write Off	Provision (recovery) for Loan Loss	Balance at December 31, 2024

Loan Receivable Allowance	$7,936,924	$(1,313,754)	$(179,772)	$6,443,398

Mortgage Receivable Allowance	$523,645	$(36,000)	$(151,286)	$336,359

Interest Receivable Allowance	$674,175	$(350,467)	$51,935	$375,643

Total	$9,134,744	$(1,700,221)	$(279,123)	$7,155,400

Our past due loans receivable totaled $6,099,843 at December 31, 2025 and consisted of 5 loans and the Company has reserved $6,099,843 for these loans in the loan loss provision.

Our past due loans receivable totaled $6,199,754 at December 31, 2024 and consisted of 5 loans and the Company has reserved $6,199,754 for these loans in the loan loss provision.

At December 31, 2025, the Company had 5 loans receivable past due and on non-accrual status, which were past due by more than 90 days. These loans have a principal balance of $6,099,843 and accrued interest receivable balance of $175,771 at December 31, 2025. We received and recorded $0 of interest income on these loans during the year ended December 31, 2025. The reserve for loan loss on these loans was $6,099,843 and $175,771 for the accrued interest receivable at December 31, 2025.

At December 31, 2024, the Company had 5 loans receivable past due and on non-accrual status, which were past due by more than 90 days. These loans have a principal balance of $6,199,754 and accrued interest receivable balance of $369,602 at December 31, 2024. We received and recorded $0 of interest income on these loans during the year ended December 31, 2024. The reserve for loan loss on these loans was $6,199,754 and $369,602 for the accrued interest receivable at December 31, 2024.

As of December 31, 2025, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period ended December 31,	Amount
2026	$13,281,843
2027	13,630,875
2028	5,206,000
2029	6,000
2030	6,000
thereafter	171,125
$32,301,843

As of December 31, 2025, there were 25 loans and mortgage loans in total, of which 24 had a balance of $32,094,717 are currently paying interest only.

The following is an aging analysis of past due principal balance of loans receivable at December 31, 2025:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income
Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$4,200,952	$4,200,952	$4,200,952	$-
Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,898,891	$1,898,891	$1,898,891	$-

Total	$-	$-	$-	$6,099,843	$6,099,843	$6,099,843	$-

As of December 31, 2024, there were 36 loans and mortgage loans in total, of which 35 had a balance of $35,732,868 are currently paying interest only.

F-19

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The following is an aging analysis of past due loans receivable at December 31, 2024:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income
Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$4,200,952	$4,200,952	$4,200,952	$-
Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,998,803	$1,998,803	$1,998,803	$-

Total	$-	$-	$-	$6,199,755	$6,199,755	$6,199,755	$-

The interest and fees receivable, net were $424,434 and $501,693 at December 31, 2025, and 2024, respectively.

NOTE 7. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

December 31, 2025
Leasehold improvements	$3,711
Property and equipment	33,770

Total cost	37,481

Less accumulated depreciation	(28,308)

Net, property and equipment	$9,173

December 31, 2024
Leasehold improvements	$3,711
Property and equipment	27,805

Total cost	31,516

Less accumulated depreciation	(23,886)

Net, property and equipment	$7,630

Depreciation expense for the years ended December 31, 2025 and 2024 was $4,422 and $6,700, respectively.

F-20

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 8. BOND LIABILITIES

On January 4, 2018, the Regulation A+ Registration Statement of WPC was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds, 5.5% effective April 1, 2023. This offering was completed on March 17, 2020.

On March 17, 2020, our Regulation A+ Offering Statement for WPC II was qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Worthy Peer Capital II Bonds, 5.5% effective April 1, 2023. This offering was completed on October 1, 2020.

On September 29, 2020, our Regulation A+ Offering Statement for WCB was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Demand, 5% Bonds, 5.5% effective April 1, 2023 and 7% effective November 2023 through January 2026 at which point it will revert back to 6.5%. This offering was completed on February 26, 2021.

On October 31, 2022, our Regulation A+ Offering Statement for WPB was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $75,000,000 of $10.00, Demand, 5% Bonds, 5.5% effective April 1, 2023 and 7% effective November 2023 through January 2026 at which point it will revert back to 6.5%. This offering was completed on December 12, 2024.

On June 20, 2023, our Regulation A+ Offering Statement for WPB 2 was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $75,000,000 of $10.00, Demand, 5% Bonds, 5.5% effective April 1, 2023 and 7% effective November 2023 through January 2026 at which point it will revert back to 6.5%. This offering is still open and as of December 31, 2025, approximately $52,000,000 bonds have been sold.

During the years ended December 31, 2025 and 2024, the Company sold and redeemed Worthy Bonds, noted in the table below. WPB and WPB 2 Bonds do not have a stated maturity date and are redeemable at the option of the bond holder. These Bonds accrue interest at 5.5% effective April 1, 2023 and 7% effective November 2023 through January 2026 at which point it will revert back to 6.5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $14,396,000 and $11,582,000 of accrued interest related to these outstanding bonds at December 31, 2025 and 2024, respectively. The Bond liabilities balance at December 31, 2025 and 2024 was $75,429,627 and $82,929,835, respectively.

Worthy Peer Capital, Inc. and Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds on August 22, 2022, July 26, 2023, and April 30, 2025, respectively, while still continuing to accrue interest of 5.5% per annum. On January 30, 2026, Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., and their respective subsidiaries, Worthy Lending, Inc. and Worthy Lending II, Inc., filed Certificates of Dissolution with the Secretaries of State of the States of Delaware and Florida, respectively, dissolving the companies, pursuant to applicable state law. The dissolution was approved unanimously by the board of directors and sole shareholder. Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., at the time of dissolution, had no assets, and therefore there will be no further distributions to their security holders.

Worthy Financial does not directly or indirectly guarantee the indebtedness of any of its subsidiaries, nor do any of its subsidiaries guarantee Worthy Financials’ or other subsidiaries’ obligations.

A summary of the Company’s bond liabilities activity for the years ended December 31, 2025 and 2024 is as follows:

	Worthy Peer Capital	Worthy Peer Capital II	Worthy Community Bonds	Worthy Property Bonds	Worthy Property Bonds 2	Total

Outstanding at December 31, 2024	$7,811,949	$4,958,615	$11,407,229	$41,138,456	$17,613,584	$82,929,833
Bond issuances	$-	$-	$-	$2,627	$22,162,723	$22,165,350
Bond redemptions	$(680)	$(105,750)	$(1,280,352)	$(15,423,266)	$(12,855,508)	$(29,665,556)

Outstanding at December 31, 2025	$7,811,269	$4,852,865	$10,126,877	$25,717,817	$26,920,799	$75,429,627
Interest expense on bonds	$584,812	$383,973	$886,466	$2,436,439	$1,742,659	$6,034,349

F-21

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

$6,034,349 and $6,265,892 of interest expense on bonds for the years ended December 31, 2025 and 2024 include the broker fees of $0 and $29,521, respectively.

NOTE 9. INTANGIBLE ASSETS

The following table sets forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2025:

	December 31, 2025
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,807	$(13,807)	$-
Trademark	Indefinite	825	-	825
		$14,632	$(13,807)	$825

The following table sets forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2024:

	December 31, 2024
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,807	$(13,807)	$-
Trademark	Indefinite	825	-	825
		$14,632	$(13,807)	$825

Amortization expense, amounted to approximately $0 and $0 for the years ended December 31, 2025 and 2024, respectively.

F-22

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 10. CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE

Convertible Notes Payable

During the year ended December 31, 2018, the Company issued eight convertible notes payable in the aggregate amount of $400,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof (a) The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Lender to the Borrower of such failure; (b) The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, insolvency, adjustment of debt, receivership or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion valuation cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

During the year ended December 31, 2019, the Company issued six convertible notes payable in the amount of $310,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The default provisions for these notes are the same as those for 2018 discussed above. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

During the year ended December 31, 2022, the Company paid back 2 convertible notes in the amount of $75,000 plus accrued interest of approximately $23,000. The Company modified these convertible notes by extending the maturity date to December 31, 2025 and again to June 30, 2026 for the remaining convertible notes, subject to the noteholders right to demand payment any time after their original maturity date, and will continue to accrue interest until then. Per historical precedence, these loans were extended by notifying the borrowers that their loans were maturing a year later.

The convertible notes payable balance was $635,000 at December 31, 2025, and 2024, respectively. Accrued interest on convertible notes was approximately $407,000 and $350,000 as of December 31, 2025, and 2024.

F-23

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 11. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business.

Management is not aware of any other pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

Lease Commitment and Operating Lease Obligation and Right of Use Asset

The Company follow ASC 842, Leases, With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, and Operating lease liabilities.

On August 1, 2019 the Company commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. The lease was extended in September 2024 for a period of 18 months.

The lease term, originally expiring February 28, 2026, has been further extended through December 31, 2027. Beginning February 1, 2026, monthly base rent will range from approximately $4,018 to $4,185, plus applicable taxes. The security deposit will be reduced to $7,802, with the excess applied as a rent credit towards the first month. The Company also holds options to renew for two additional one-year terms, each subject to a 4% annual rent increase.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 10% and the weighted average remaining lease term as of December 31, 2025, and 2024, is 24 months and 14 months, respectively.

As of December 31, 2025, operating lease right-of-use assets and liabilities arising from operating leases were $12,000 and $12,000, respectively. During the year ended December 31, 2025, cash paid for amounts included for the measurement of lease liabilities was approximately $76,000 and the Company recorded operating lease expense of approximately $68,000

As of December 31, 2024, operating lease right-of-use assets and liabilities arising from operating leases were $80,418 and $80,418, respectively. During the year ended December 31, 2024, cash paid for amounts included for the measurement of lease liabilities was approximately $75,000 and the Company recorded operating lease expense of approximately $55,000.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2025:

2026	$12,001
Total Operating Lease Obligations	12,001
Less: Amount representing interest	(1)
Present Value of minimum lease payments	$12,000

F-24

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 12. EQUITY

The Company has authorized 10 million shares of common stock and 2 million shares of preferred stock.

No preferred shares have been issued.

Common Stock

In April of 2023, 3,332 common shares were issued upon the cashless exercise of 11,668 stock options.

On May 16, 2024, the Board of Directors voted to settle the $200,000 notes receivable from related parties and accrued interest of $94,132, in consideration for surrender of the shares being held as security for the loans.

These notes had been secured by 407,086 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers and were due by August 26, 2024. For the years ended December 31, 2025 and 2024 the total note receivable settlement of $294,132 was recorded as a decrease in additional paid-in capital as the transaction involved related parties. The shares were canceled upon the settlement of the notes receivable.

Stock Options

The 2018 Key Employee and Advisor Stock Option Plan allows for a maximum of 400,000 of shares of stock to be issued, subject to adjustment as set forth in the plan of a cumulative increase each January 1st through January 1, 2028 by a number of shares equal to the smaller of 3% of the number of shares issued and outstanding on the preceding December 31st, or an amount determined by the Board. As of December 31, 2025, 168,801 shares of our common stock remain available for future stock option grants.

In February of 2020, the Company established the 2020 Key Employee and Advisor Stock Option Plan. The maximum number of shares of stock that may be issued under the plan is 400,000, subject to adjustment as set forth in the plan of a cumulative increase on January 1, 2021 and on each subsequent January 1st through January 1, 2030, by a number of shares equal to the smaller of 3% of the number of shares of stock issued and outstanding on the preceding December 31, or an amount determined by the Board. As of December 31, 2025, 393,834 shares of our common stock remain available for future stock option grants.

A summary of the Company’s stock options as of and for the years ended December 31, 2025 and 2024 are as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value

Outstanding at December 31, 2024	1,020,238	$3.84	$3.04	7.26	$-

For the year ended December 31, 2025:
Exercised	-	-	-	-	-
Forfeited	-	-	-	-	-
Granted	-	-	$-	-	-

Outstanding at December 31, 2025	1,020,238	$3.84	$3.04	7.26	$-

Outstanding and Exercisable at December 31, 2025	785,238	$5.00	$3.95	8.14	$-

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value

Outstanding at December 31, 2023	852,238	$3.62	$2.66	7.68	$-

For the year ended December 31, 2024:
Exercised	-	-	-	-	-
Forfeited	22,000	5.00	4.13	-	-
Granted	190,000	5.00	$4.86	-	-

Outstanding at December 31, 2024	1,020,238	$3.84	$3.04	7.26	$-

Outstanding and Exercisable at December 31, 2024	615,571	$3.09	$2.10	5.98	$-

F-25

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The following information applies to options outstanding at December 31, 2025:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$1.38	53,200	2.01	53,200	2.01
$2.50	394,038	4.43	394,038	4.43
$5.00	573,000	7.92	338,000	7.92
	1,020,238	6.26	785,238	4.98

The following information applies to options outstanding at December 31, 2024:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$1.38	53,200	3.01	53,200	3.01
$2.50	394,038	5.43	394,038	5.43
$5.00	573,000	8.92	168,333	8.21
	1,020,238	7.26	615,571	5.98

At December 31, 2025 there was $853,333 of unrecognized compensation cost related to stock options, with expense expected to be recognized ratably over the next 3 years.

During the years ended December 31, 2025 and 2024, the Company granted 0 and 190,000, respectively, of stock options to employees.

The fair value of the options granted was estimated on the date of the grant using the Black-Scholes option-pricing model based on the following assumptions for the year ended December 31, 2025 and 2024: expected volatility: 134% and 79%, based on comparative volatility, risk-free interest rates: ranging from 3.79% to 4.58%, expected life in years: 10, and assumed dividend yield: 0%.

The Company recorded stock-based compensation of $765,586 and $486,637, at December 31, 2025 and December 31, 2024, respectively.

F-26

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

NOTE 13. INCOME TAXES

For the year ended December 31, 2025 and 2024, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the net deferred tax assets for the years ended December 31, 2025 and 2024 are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Net Operating Loss Carryforward	$7,400,000	$6,164,000
Loan loss reserve	1,801,000	1,760,000
Less: Valuation allowance	(9,202,000)	(7,924,000)
Net deferred tax assets	$-	$-

The Company has recorded a valuation allowance against the entire net deferred tax asset, as management believes it is more likely than not that the Company will not be able to benefit from the net deferred tax asset. The valuation allowance increased approximately $1,278,000 from December 31, 2024 to December 31, 2025.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% and the actual tax provisions for the years ended December 31, 2025, and 2024.

	2025	2024

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2025 and 2024, the Company had Federal net operating loss carryforwards of approximately $31,320,000 and $25,056,000, respectively. The net operating loss balance can be carried forward indefinitely subject to annual usage limitations.

NOTE 14. RELATED PARTIES

Due from related parties at December 31, 2025, $267,741 includes $262,340 and $5,401 from Worthy Wealth Management, Inc. and Worthy Wealth, Inc., related parties through common ownership and management with additional shareholders and independent directors.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our former Chief Financial Officer, who resigned as of January 28, 2022, is a minority shareholder and a secured guarantor The loan commitment is up to $240,650, and $246,650 as of December 31, 2025 and December 31, 2024, respectively. The loan receivable paid interest at 18% per annum and has a 3-year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025. The $25,000 is reflected as a gain on sale of cost method investment in other income (expense) on the consolidated statements of operations and comprehensive loss, for the year ended December 31, 2020. This loan is in default, but a payment of $250,000 was received by the Company in January 2024. Another amendment to the agreement was made in January 2025 whereby the small business borrower has agreed to pay $500 beginning Jan 15, 2025, increasing to no less than $1,000 per month based on anticipated increase in income. If all monthly payments are made on time with none skipped or missed, a total of $147,000 will be accepted as settlement of the obligation of the Borrower.

F-27

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The Company had a verbal agreement with its subsidiaries, whereas WPC, WPC II, and WCB, each pay a license fee in the amount of $4.00 per registered user per year. A written agreement later replaced the verbal agreement in September of 2021. Effective April 1, 2024, senior management approved an exemption whereby WPC II was not required to pay license fees to the Company, with contributions resuming in Q3 2025. In addition, WCB ceased contributions beginning in Q3 2025, and WPC ceased contributions effective Q4 2025. WPB and WPB 2 each pay a license fee in the amount of $5.00 per registered user per year. All amounts are eliminated in consolidation.

Worthy Management provides certain management services and personnel to WPC, WPC II, WCB, WPB, WPB 2 and WWM pursuant to a management services agreement. Worthy Management passes through the expenses paid without charging any additional amounts. All amounts are eliminated in consolidation.

NOTE 15. CONCENTRATIONS

The loans receivable gross balance of $6,306,968 at December 31, 2025 is due from 5 small business borrowers. Of this gross receivable, 2 borrowers constitute approximately 75% of the total balance.

The mortgage loans held for investment gross balance at December 31, 2025 of $25,994,875 is due from 19 borrowers. Of this gross balance, one borrower’s balance due represents 13% of the total balance.

The loans receivable gross balance of $6,511,071 at December 31, 2024 is due from 7 small business borrowers. Of this gross receivable, 2 borrowers constitute approximately 75% of the total balance.

The mortgage loans held for investment gross balance at December 31, 2024 of $33,635,875 is due from 29 borrowers. Of this gross balance, one borrower’s balance due represents 10% of the total balance.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2025 and 2024. At December 31, 2025 and 2024, the aggregate balances were in excess of the insurance limits by $392,572 and $5,043,213. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2025 and 2024, the aggregate balances were in excess of the insurance limits by $20,695,423 and $22,935,240 and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and cash equivalents and investments in relation to FDIC and SIPC insurance limits.

NOTE 16. SUBSEQUENT EVENTS

Bond sales subsequent to December 31, 2025 in Worthy Property Bonds 2 were approximately $3,550,000, while bond redemptions in Worthy Property Bonds and Worthy Property Bonds 2 were approximately $12,868,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

On January 30, 2026, Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., and their respective subsidiaries, Worthy Lending, Inc. and Worthy Lending II, Inc., filed Certificates of Dissolution with the Secretaries of State of the States of Delaware and Florida, respectively, dissolving the companies, pursuant to applicable state law. The dissolution was approved unanimously by the board of directors and sole shareholder. Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., at the time of dissolution, had no assets, and therefore there will be no further distributions to their security holders. Both companies have filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

The Company has evaluated these consolidated financial statements for subsequent events through April 27, 2026, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-28